UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2017
Carey Watermark Investors Incorporated
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

000-54263	26-2145060
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 — Termination of a Material Definitive Agreement.
On December 4, 2015, Carey Watermark Investors Incorporated (the “Company”), as guarantor, entered into a Credit Agreement, as amended, with its wholly owned subsidiary CWI OP, LP, as borrower, Wells Fargo Bank, National Association, as administrative agent, and each lender from time to time party thereto (the “Credit Agreement”). The Credit Agreement provided for a $50.0 million senior unsecured revolving credit facility (the “Facility”). On March 31, 2016, the parties to the Credit Agreement entered into a First Amendment (the “First Amendment”), which reduced the capacity of the Facility to $35.0 million. The First Amendment also contained a provision that once the outstanding balance was reduced below $25.0 million, then the capacity under the facility would be permanently reduced to $25.0 million. Loans under the Facility bore interest at the London Interbank Offered Rate plus 2.75%. The Facility was scheduled to mature on December 4, 2017.
In February 2017 and March 2017, the Company’s board of directors and the board of directors of the Company’s sponsor W. P. Carey Inc. (“WPC”) approved, respectively, unsecured loans from WPC to the Company of up to $25.0 million at an interest rate equal to the rate at which WPC is able to borrow funds under its senior credit facility (the “WPC Line of Credit”) to repay and terminate the Facility. On March 23, 2017, the outstanding amount under the Facility was $22.8 million. On that same date, the Company borrowed $22.8 million under the WPC Line of Credit and simultaneously repaid and terminated the Facility.
The Company and its affiliates have engaged, and in the future may engage, in investment banking or other commercial dealings in the ordinary course of business with the lenders under the Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors Incorporated

Date:	March 29, 2017	By:	/s/ Noah K. Carter
Noah K. Carter
Chief Accounting Officer